Exhibit 99.15

Johnson & Johnson Reports 2009 Fourth-Quarter and Full-Year Results:

2009 Fourth-Quarter Sales of $16.6 Billion increased 9.0%; EPS was $0.79
2009 Full-Year Sales of $61.9 Billion decreased 2.9%; Full-Year EPS was $4.40
Excluding Special Items, 2009 Fourth-Quarter EPS was $1.02, an increase of 8.5%
And 2009 Full-Year EPS was $4.63, an increase of 1.8%*

New Brunswick, NJ (January 26, 2010) – Johnson & Johnson today announced sales of $16.6 billion for the fourth quarter of 2009, an increase of 9.0% as compared to the fourth quarter of 2008. Operational growth was 4.5% and currency contributed 4.5%. Domestic sales were up 2.6%, while international sales increased 15.6%, reflecting operational growth of 6.4% and a positive currency impact of 9.2%. Worldwide sales for the full-year 2009 were $61.9 billion, a decrease of 2.9% over 2008. Operational results declined 0.3% and the negative impact of currency was 2.6%.  Domestic sales declined 4.4%, while international sales declined 1.4%, reflecting operational growth of 3.9% and a negative currency impact of 5.3%.

Net earnings and diluted earnings per share for the fourth quarter of 2009 were $2.2 billion and $0.79 respectively. Fourth quarter 2009 net earnings included an after-tax restructuring charge of $852 million and an after-tax gain of $212 million representing the net impact of litigation matters. Fourth quarter 2008 net earnings included special items related to in-process research and development charges of $141 million with no tax benefit and an after-tax gain of $229 million representing the net impact of litigation matters. Excluding these special items, net earnings for the current quarter were $2.8 billion and diluted earnings per share were $1.02, representing increases of 8.4% and 8.5%, respectively, as compared to the same period in 2008.*

Net earnings and diluted earnings per share for the full-year 2009 were $12.3 billion and $4.40. Full-year 2009 net earnings included an after-tax restructuring charge of $852 million and an after-tax gain of $212 million representing the net impact of litigation matters. Full-year 2008 net earnings included special items related to in-process research and development charges of $181 million with no tax benefit and an after-tax gain of $229 million representing the net impact of litigation matters. Excluding these special items, net earnings for the full-year 2009 were $12.9 billion. Diluted earnings per share for the full-year 2009 were $4.63, representing an increase of 1.8%, as compared with the full-year in 2008.*

The Company announced earnings guidance for full-year 2010 of $4.85 to $4.95 per share, which excludes the impact of special items.

“In a year of tremendous challenge, we maintained our long-term focus while delivering solid results -- a great tribute to the employees of Johnson & Johnson,” said William C. Weldon, Chairman and Chief Executive Officer. “We made important investments in acquisitions, strategic partnerships and launches of recently-approved innovative products while preserving our financial flexibility to continue to invest in innovation. This positions us well for continued leadership and growth in global health care as we enter 2010.”

Worldwide Consumer sales of $15.8 billion for the full-year 2009 represented a decrease of 1.6% over the prior year with operational growth of 2.0% and a negative currency impact of 3.6%. Domestic sales decreased 1.4%; international sales decreased 1.7%, which reflected operational growth of 4.7% and a negative currency impact of 6.4%.

Primary contributors to operational growth included NEUTROGENA®, AVEENO® and the Dabao skin care products; international sales of LISTERINE® antiseptic mouthrinse; SPLENDA® No Calorie Sweetener; and sales from the acquisition of Vania Expansion SNC. Sales growth was negatively impacted due to the initial build of inventory by the trade related to the 2008 launch of Zyrtec.

Worldwide Pharmaceutical sales of $22.5 billion for the full-year 2009 represented a decrease of 8.3% versus the prior year with an operational decline of 6.1% and a negative impact from currency of 2.2%. Domestic sales decreased 12.1%; international sales decreased 2.6%, which reflected an operational increase of 3.0% and a negative currency impact of 5.6%.

Products with strong operational growth included REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases; PREZISTA® (darunavir), a treatment for HIV; VELCADE® (bortezomib), a treatment for multiple myeloma; and RISPERDAL® CONSTA® (risperidone) Long-Acting Treatment, an antipsychotic medication.

 Sales results of TOPAMAX® (topiramate), an antiepileptic and a treatment for migraine, and RISPERDAL® (risperidone), an antipsychotic medication, were negatively impacted by generic competition.

During the quarter, the Company submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for tapentadol extended release tablets, an investigational oral analgesic for the management of moderate to severe chronic pain in patients 18 years of age or older. In addition, the Company submitted a Marketing Authorization Application to the European Medicines Agency for paliperidone palmitate, a once-monthly atypical antipsychotic intramuscular injection for the treatment of adults with schizophrenia.

Worldwide Medical Devices and Diagnostics sales of $23.6 billion for the full-year 2009 represented an increase of 1.9% versus the prior year with an operational increase of 4.2% and a negative impact from currency of 2.3%. Domestic sales increased 4.5%; international sales decreased 0.2%, which reflected an operational increase of 4.0% and a negative currency impact of 4.2%.

Primary contributors to operational growth included Ethicon’s surgical care and aesthetics products; DePuy’s orthopaedic joint reconstruction, spine, and sports medicine businesses; Ethicon Endo-Surgery’s minimally invasive products; and Ortho-Clinical Diagnostics’ professional products. This growth was partially offset by lower sales in the Cordis franchise, reflecting continued competition in the drug-eluting stent market.

During the quarter, the Company entered into a definitive agreement to acquire Acclarent, Inc., a privately held medical technology company dedicated to designing, developing and commercializing devices that address conditions affecting the ear, nose and throat. On January 20, 2010, the acquisition of Acclarent was completed. Also in the quarter, the Company completed the acquisitions of Finsbury Orthopaedics Limited, a privately held UK-based manufacturer and global distributor of orthopaedic implants, and Gloster Europe, a privately held developer of innovative disinfection processes and technologies to prevent healthcare-acquired infections.

The Company also announced that it had received FDA clearance for marketing the CARTO® 3 System, the most advanced three-dimensional imaging technology for use by electrophysiologists in treating cardiac arrhythmias, commonly referred to as irregular heart rhythms.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 115,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items, such as after-tax restructuring charges, the net impact of litigation gains and in-process research and development charges, are non-GAAP financial measures and should not be considered replacements for GAAP results. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the Investor Relations section of the Company’s website at www.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with members of the investment community to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, sales of key products/franchises and a pharmaceutical pipeline of selected compounds in late stage development. Additional information on Johnson & Johnson can be found on the Company’s website at www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)